 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-287235
PROSPECTUS
VERASTEM, INC.
Up to 3,429,287 shares of Common Stock
Up to 7,285,713 shares of Common Stock Underlying Pre-Funded Warrants

This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors, of up to (i) 3,429,287 shares of our common stock par value $0.0001 per share (the “Common Stock”) and (ii) 7,285,713 shares of Common Stock issuable upon the exercise of pre-funded warrants, with an exercise price of $0.0001 per share (the “2025 Pre-Funded Warrants”), that we issued in a private placement completed on April 28, 2025 (the “Private Placement”).
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 14. We do not know when or in what amount the selling stockholders may dispose of or offer for sale the shares covered by this prospectus.
We are not offering any shares of Common Stock under this prospectus. We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders, except with respect to the amounts received by us upon exercise of the 2025 Pre-Funded Warrants, to the extent such 2025 Pre-Funded Warrants are exercised for cash. All expenses of registration incurred in connection with this offering are being borne by us. The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in their sale of shares of Common Stock.
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VSTM.” On May 19, 2025, the last reported sale price of our Common Stock was $7.75 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
Investing in our securities involves risks. See “Risk Factors” on page 3, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated May 20, 2025

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process.
You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.
This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Neither we nor the selling stockholders has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
Unless otherwise stated or the context requires otherwise, references in this prospectus to “Verastem,” the “company” or the “Company,” “we,” “us,” or “our” refer to Verastem, Inc. and our subsidiaries on a consolidated basis, as appropriate, unless the context otherwise requires.

PROSPECTUS SUMMARY
This summary highlights selected information included or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully review this entire prospectus and any supplements to this prospectus, including the risk factors and financial statements included or incorporated by reference herein or therein.
Company Overview
We are a biopharmaceutical company committed to the development and commercialization of new medicines to improve the lives of patients diagnosed with ras sarcoma (“RAS”)/ mitogen activated pathway kinase (“MAPK”) pathway-driven cancers. We market AVMAPKI FAKZYNJA CO-PACK (avutometinib capsules; defactinib tablets) in the United States. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including rapidly accelerated fibrosarcoma (“RAF”)/ mitogen-activated protein kinase kinase (“MEK”) inhibition, focal adhesion kinase (“FAK”) inhibition and Kirsten rat sarcoma viral oncogene homolog (“KRAS”) G12D inhibition.
On May 8, 2025, the U.S. Food and Drug Administration (the “FDA”) approved AVMAPKI FAKZYNJA CO-PACK for the treatment of adult patients with KRAS mutant (“KRAS mt”) recurrent low grade serous ovarian cancer (“LGSOC”) who received prior systemic therapy. The KRAS mt recurrent LGSOC indication has been granted approval by the FDA under the accelerated approval pathway based on the tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. We intend to initiate discussions with other global regulatory authorities, including those in Europe and Japan with the objective of ultimately seeking approval for the combination therapy in additional regions.
AVMAPKI (avutometinib) inhibits MEK kinase activity while also blocking the compensatory reactivation of MEK by upstream RAF. RAF and MEK proteins are regulators of the RAS/RAF/MEK/ extracellular-signal-regulated-kinase MAPK pathway. Blocking RAF and/or MEK activates FAK, a key mediator of drug resistance. FAKZYNJA (defactinib) is a FAK inhibitor and together, the avutometinib and defactinib combination is designed to provide a more complete blockade of the signaling that drives the growth and drug resistance of RAS/MAPK pathway-dependent tumors.
Avutometinib, alone or in combination with defactinib, has received orphan drug designation for the treatment of all patients with LGSOC in the United States. Defactinib has received orphan drug designation in ovarian cancer in the United States, the European Union, and Australia. In addition, the FDA granted orphan drug designation to avutometinib, in combination with defactinib, for the treatment of pancreatic cancer.
Our principal executive offices are located at 117 Kendrick Street, Suite 500, Needham, MA 02494, and our telephone number is (781) 292-4200. Our website address is: www.verastem.com. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

RISK FACTORS
An investment in our Common Stock involves risks. Prior to making a decision about investing in our Common Stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, prospects, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

DESCRIPTION OF PRIVATE PLACEMENT
On April 25, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the selling stockholders named in this prospectus, pursuant to which the Company agreed to sell to the selling stockholders, in the Private Placement, 3,429,287 shares of Common Stock, at an offering price of $7.00 per share and, in lieu of Common Stock to certain selling stockholders, 2025 Pre-Funded Warrants to purchase 7,285,713 shares of Common Stock, at an offering price of $6.9999 per Pre-Funded Warrant. The gross proceeds of the Private Placement were approximately $75 million, before deducting placement agent fees and other expenses.
The Company and the selling stockholders entered into a Registration Rights Agreement, dated April 25, 2025 (the “Registration Rights Agreement”), providing for the registration for resale of the shares of our Common Stock and the shares of Common Stock issuable upon exercise of the 2025 Pre-Funded Warrants sold in connection with the Private Placement. The Company agreed to file the registration statement of which this prospectus is a part, registering such shares with the SEC no later than May 28, 2025. The Company has agreed to keep such registration statement continuously effective from the date on which the SEC declares the registration statement to be effective until the earlier of (i) the date on which the selling stockholders shall have resold all the Registrable Securities (as such term is defined in the Registration Rights Agreement) covered thereby, and (ii) the date on which the Registrable Securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 (“Rule 144”) as promulgated by the SEC under the Securities Act of 1933 (the “Securities Act”) and without current public information pursuant to Rule 144.

DESCRIPTION OF CAPITAL STOCK
The description of our capital stock is incorporated by reference to Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 20, 2025.
2025 Pre-Funded Warrants
The material terms and provisions of the 2025 Pre-Funded Warrants to purchase shares of Common Stock are summarized below. This summary is subject to and qualified in its entirety by the form of pre-funded warrant, which was filed with the SEC as an exhibit to our Current Report on Form 8-K on April 25, 2025.
Exercisability.   Holders may exercise the 2025 Pre-Funded Warrants at any time or from time to time until exercised in full. As further described under “Selling Stockholders,” notwithstanding the foregoing, certain holders will be prohibited from exercising the 2025 Pre-Funded Warrants into shares of our Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than a specific percentage (initially, 9.99%) of the total number of shares of our Common Stock then issued and outstanding; provided, however that a holder may from time to time increase or decrease such maximum percentage to any other percentage not in excess of 19.99% by giving 61 days’ notice to the Company (the “Beneficial Ownership Limitation”). The 2025 Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).
Exercise Price.   The exercise price upon exercise of each 2025 Pre-Funded Warrant is $0.0001 per share of Common Stock, with an aggregate exercise price of $7.00 per share of Common Stock, of which $6.9999 per share of Common Stock was paid by the holders at the closing. The exercise price of the 2025 Pre-Funded Warrants is subject to appropriate adjustment in the event of stock dividends, subdivisions, stock splits, stock combinations, cash distributions, reclassifications, exchanges, combinations or substitutions affecting our Common Stock.
Payment of Exercise Price.   The 2025 Pre-Funded Warrant holders have the option to provide payment of the exercise price of the shares being acquired upon exercise of the 2025 Pre-Funded Warrants (i) by payment acceptable to us or (ii) by cashless exercise.
Cashless Exercise.   In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holders of 2025 Pre-Funded Warrants may elect instead to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the 2025 Pre-Funded Warrant.
Transferability.   Subject to applicable laws and the restriction on transfer set forth in the 2025 Pre-Funded Warrants, the 2025 Pre-Funded Warrants may be transferred.
Fundamental Transactions.   Upon the consummation of a fundamental transaction (as described in the 2025 Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person in which we are not the surviving entity, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding common stock), a holder of the 2025 Pre-Funded Warrants will be entitled to receive, upon exercise of the 2025 Pre-Funded Warrants, the same kind and amount of securities, cash or other property that such holder would have received had they exercised the 2025 Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the 2025 Pre-Funded Warrants.
Rights as a Stockholder.   Except for the right to participate in certain dividends and distributions and as otherwise provided in the 2025 Pre-Funded Warrants or by virtue of a holder’s ownership of our Common Stock, the holders of the 2025 Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.
Waivers and Amendments.   No term of the 2025 Pre-Funded Warrants may be amended or waived without the written consent of the holder of such 2025 Pre-Funded Warrants.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference, contain forward-looking statements.
These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “believe,” “estimate,” “forecast,” “goal,” “potentially,” “project,” and other words of similar meaning. All statements, other than statements related to present facts or current conditions or historical facts, contained incorporated by reference into this prospectus, are forward-looking statements, , including statements regarding our strategy, future operations, future financial position, including our ability to continue as a going concern through one year from the date of the financial statements for the quarter ended March 31, 2025, future revenues, projected costs, prospects, plans and objectives of management. Such statements relate to, among other things, the commercial success of our marketed product AVMAPKI FAKZYNJA CO-PACK, the development and activity of our programs and product candidates, avutometinib (RAF MEK program) and defactinib (FAK program), the structure and potential clinical value of our completed, planned and pending clinical trials, including the RAMP 201, RAMP 203, RAMP 205 and RAMP 301 trials; the timing of commencing and completing trials, including topline data reports, our interactions with regulators; the timeline and indications for clinical development, regulatory submissions and the potential for and timing of commercialization of our product candidates; the potential for additional development programs involving the Company’s lead compound and the potential market opportunities thereof; the expected outcome and benefits of our collaboration with GenFleet Therapeutics (Shanghai), Inc. (“GenFleet”) and the estimated addressable markets for, and anticipated market opportunities of our drug candidates.
Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks and uncertainties, among other things, regarding: the success in the development and potential commercialization of our product candidates, including avutometinib in combination with other compounds, including defactinib, LUMAKRAS® and others; the uncertainties inherent in research and development, such as negative or unexpected results of clinical trials; the occurrence or timing of applications for our product candidates that may be filed with regulatory authorities in any jurisdictions; whether and when regulatory authorities in any jurisdictions may approve applications that may be filed for our product candidates and, if approved, whether our product candidates will be commercially successful in such jurisdictions; our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the scope, timing, and outcome of any legal proceedings; decisions by regulatory authorities regarding trial design, labeling and other matters that could affect the timing, availability or commercial potential of our product candidates; whether preclinical testing of our product candidates and preliminary or interim data from clinical trials will be predictive of the results or success of ongoing or later clinical trials; that the timing, scope and rate of reimbursement for our product candidates is uncertain; actions or advice of regulatory agencies and our ability to obtain and maintain regulatory approval for AVMAPKI FAKZYNJA CO-PACK; that the market opportunities of AVMAPKI FAKZYNJA CO-PACK are based on internal and third-party estimates which may prove to be incorrect; that third- party payors (including government agencies) may not reimburse; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; risks associated with preliminary and interim data, which may not be representative of more mature data, including with respect to interim duration of therapy data; that our product candidates may cause adverse safety events and/or unexpected concerns may arise from additional data or analysis, or result in unmanageable safety profiles as compared to their levels of efficacy; that we may be unable to successfully validate, develop and obtain regulatory approval for companion diagnostic tests for our product candidates that require or would commercially benefit from such tests, or experience significant delays in doing so; that we may not be able to expand the approved indication for AVMAPKI FAKZYNJA CO-PACK; that our product candidates may experience manufacturing or supply interruptions or failures; that any of our third party contract research organizations, contract manufacturing organizations, clinical sites, or contractors, among others, who we rely on may fail to fully perform; that we face substantial competition, which may result in others developing or commercializing products before or more successfully than we do which could result in reduced market share or market potential for our product candidates; that we may be unable to successfully initiate or complete the clinical development and eventual commercialization of our product candidates; that the development and commercialization of our product candidates may take longer or cost more than planned, including as a result of conducting additional studies or our decisions regarding execution of such commercialization; that we may not have sufficient cash to fund our contemplated operations, including certain of our product development programs; that we may not attract and retain high quality personnel; that we or Chugai Pharmaceutical, Co. Ltd. may fail to fully perform under the avutometinib license agreement; that we or Secura Bio, Inc. (“Secura”) may fail to fully perform under the asset purchase agreement with Secura, including in relation to milestone payments; that we may not see a return on investment on the payments we have and may continue to make pursuant to the collaboration and option agreement with GenFleet or that GenFleet may fail to fully perform under the agreement; that we may not be able to establish new or expand on existing collaborations or partnerships, including with respect to in-licensing of our product candidates, on favorable terms, or at all; that we may be unable to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that we may not pursue or submit regulatory filings for our product candidates; and that our product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients. Other risks and uncertainties include those identified under the heading “Risk Factors” contained in this in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 20, 2025, and in any subsequent filings with the SEC. See “Where You Can Find More Information.”
As a result of these and other factors, we may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. The forward-looking statements contained in this prospectus reflect our views as of the date hereof. We do not assume and specifically disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

USE OF PROCEEDS
All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the Common Stock. We will bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
We will receive proceeds from the exercise of the 2025 Pre-Funded Warrants to the extent any are exercised for cash but not from the sale of the shares of Common Stock issuable upon such exercise. If any of the 2025 Pre-Funded Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise. Unless otherwise disclosed in a prospectus supplement, we intend to use any net proceeds from the exercise of 2025 Pre-Funded Warrants to fund the launch of avutometinib and defactinib in low-grade serous ovarian cancer, continued clinical research and development of product candidates, and for working capital and other general corporate purposes.

SELLING STOCKHOLDERS
Pursuant to the Registration Rights Agreement, we agreed to (i) file the registration statement, of which this prospectus is a part, to cover the resale of the shares of Common Stock and the shares of Common Stock issuable upon exercise of the 2025 Pre-Funded Warrants, which the selling stockholders acquired pursuant to the Purchase Agreement and (ii) to use reasonable best efforts to keep such registration statement continuously effective from the date on which the SEC declares the registration statement to be effective until the earlier of (x) the date on which the selling stockholders shall have resold all the Registrable Securities (as such term is defined in the Registration Rights Agreement) covered thereby, and (y) the date on which the Registrable Securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 and without current public information pursuant to Rule 144.
We are registering the resale of the above-referenced securities to permit each of the selling stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part, to resell or otherwise dispose of the securities in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of Common Stock that were issued or issuable upon exercise of the 2025 Pre-Funded Warrants to the selling stockholders in the Private Placement. Throughout this prospectus, when we refer to the securities being registered on behalf of the selling stockholders, we are referring to the shares of Common Stock or shares of Common Stock issuable upon the exercise of the 2025 Pre-Funded Warrants issued in the Private Placement pursuant to the Purchase Agreement. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their permitted transferees, pledgees or donees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part. The selling stockholders may sell some, all or none of their shares of Common Stock. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares of Common Stock covered hereby may be offered from time to time by the selling stockholders.
The information regarding shares beneficially owned after the offering assumes the sale of all shares of Common Stock offered by the selling stockholders. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.
The following table sets forth the name of each selling stockholder, the number and percentage of shares of Common Stock beneficially owned by the selling stockholders as of May 12, 2025, the number of shares of Common Stock that may be offered under this prospectus, and the number and percentage of Common Stock beneficially owned by the selling stockholders assuming all of the shares of Common Stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Common Stock. Generally, a person “beneficially owns” shares of the Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days of May 12, 2025.
The number of shares described under the column “Shares of Common Stock Beneficially Owned Prior to this Offering” for each selling stockholder includes all shares of our Common Stock beneficially held by such selling stockholder as of May 12, 2025, which includes (i) all shares of our Common Stock purchased by such selling stockholder in the Private Placement, and (ii) all of the shares of Common Stock issuable upon exercise of the 2025 Pre-Funded Warrants purchased by such selling stockholder in the Private Placement, subject to the Beneficial Ownership Limitation. Because each selling stockholder may dispose of all, none or some portion of their shares of Common Stock, no estimate can be given as to the number of Shares that will be beneficially owned by a selling stockholder upon termination of this offering.

For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire or dispose of beneficial ownership of any additional shares of Common Stock during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, any or all of their shares of Common Stock or interests in shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. See the section titled “Plan of Distribution.”
Name(1)	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Offered(2)	Beneficial Ownership After this Offering(4)
			Shares	%(3)
Entities affiliated with RTW Investments, LP(5)	9,965,901	5,714,285	4,251,616	7.74%
Atlas Private Holdings (Cayman) Ltd.(6)	1,571,428	1,571,428	—	—
Alyeska Master Fund, LP(7)	2,142,850	1,142,850	1,000,000	1.79%
Nantahala Capital Partners Limited(8)	1,430,117	404,670	1,025,447	1.85%
NCP RFM LP(9)	902,619	111,066	791,553	1.43%
Blackwell Partners LLC – Series A(10)	2,958,544	198,549	2,759,995	4.88%
Entities affiliated with OrbiMed Advisors LLC(11)	4,767,209	571,428	4,195,781	7.45%
Entities associated with BVF Partners L.P.(12)	3,713,794	71,428	3,642,366	6.34%
CVI Investments, Inc.(13)	855,491	322,154	533,337	0.96%
Entities associated with Empery Asset Management, LP(14)	1,285,714	285,714	1,000,000	1.79%
Stonepine Capital, LP(15)	2,232,047	285,714	1,946,333	3.46%
Octagon Investments Master Fund LP(16)	1,755,714	35,714	1,720,000	3.13%

(1)
All information regarding selling stockholders was provided by the selling stockholders.

(2)
The number of shares of Common Stock in the column “Shares of Common Stock Offered” represents all of the shares of Common Stock that a selling stockholder may offer and sell from time to time under this prospectus, including (i) all shares of Common Stock purchased by such selling stockholder in the Private Placement and (ii) all of the shares of Common Stock issuable upon exercise of the 2025 Pre-Funded Warrants purchased by such selling stockholder in the Private Placement, without giving effect to the Beneficial Ownership Limitation, if any.

(3)
Percentage ownership is based on a denominator equal to the sum of (i) 54,949,170 shares of Common Stock outstanding as of May 12, 2025 and (ii) the number of shares of Common Stock issuable upon exercise or conversion of convertible securities beneficially owned by the applicable selling stockholder.

(4)
Assumes that all shares of Common Stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional shares of our Common Stock after the date of this prospectus and prior to completion of this offering.

(5)
Includes (i) 2,321,986 shares of Common Stock and 2,260,154 shares of Common Stock issuable upon the exercise of 2025 Pre-Funded Warrants, held by RTW Master Fund, Ltd., (ii) 1,784,972 shares of Common Stock and 1,679,583 shares of Common Stock issuable upon the exercise of 2025 Pre-Funded Warrants, held by RTW Innovation Master Fund, Ltd. and (iii) 144,658 shares of Common Stock and 1,774,548 shares of Common Stock issuable upon the exercise of the 2025 Pre-Funded Warrants, held by RTW Biotech Opportunities Operating Ltd. The 2025 Pre-Funded Warrants held by the RTW Funds (as defined below) are subject to a beneficial ownership conversion limitation such that the RTW Funds cannot convert 2025 Pre-Funded Warrants held by the RTW Funds to the extent it would result in the RTW Funds and their affiliates beneficially owning more than 9.99% of the Company's outstanding shares of Common Stock. RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating Ltd. (the “RTW Funds”). Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.
(6)
Includes 1,571,428 shares of Common Stock issuable upon the exercise of 2025 Pre-Funded Warrants held by Atlas Private Holdings (Cayman) Ltd. (“Atlas”). Balyasny Asset Management L.P. is the Atlas’ investment adviser. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the reported securities. The address and principal office of Balyasny Asset Management L.P. is 767 5th Avenue, 35th Floor New York, NY 10153.

(7)
Includes 1,142,850 shares of Common Stock and 1,000,000 shares of Common Stock issuable upon the exercise of warrants held by Alyeska Master Fund, LP. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1‑1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(8)
Includes 864,058 shares of Common Stock and 566,059 shares of Common Stock issuable upon the exercise of warrants held by Nantahala Capital Partners Limited. Nantahala Capital Management, LLC as the power to direct the disposition of the shares held by the funds and separately managed accounts under its control, including Nantahala Capital Partners Limited, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Wilmot B. Harkey and Daniel Mack may be deemed to be a beneficial owner of those shares. The warrants held by Nantahala Capital Partners Limited prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Nantahala Capital Partners Limited and its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. The address and principle office of Nantahala is 130 Main St. 2nd Floor New Canaan, CT 06840.

(9)
Includes 450,586 shares of Common Stock and 452,033 shares of Common Stock issuable upon the exercise of warrants held by NCP RFM LP. Nantahala Capital Management, LLC has the power to direct the disposition of the shares held by the funds and separately managed accounts under its control, including NCP RFM LP, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Wilmot B. Harkey and Daniel Mack may be deemed to be a beneficial owner of those shares. The warrants held by NCP RFM LP prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of NCP RFM LP and its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. The address and principle office of NCP RFM LP is 130 Main St. 2nd Floor New Canaan, CT 06840.

(10)
Includes 1,359,969 shares of Common Stock and 1,598,575 shares of Common Stock issuable upon the exercise of warrants held by Blackwell Partners LLC — Series A. Nantahala Capital Management, LLC has the power to direct the disposition of the shares held by the funds and separately managed accounts under its control, including Blackwell Partners LLC — Series A, and as the managing members of Nantahala, each of Messrs. Wilmot B. Harkey and Daniel Mack may be deemed to be a beneficial owner of those shares. The warrants held by Blackwell Partners LLC — Series A prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Blackwell Partners LLC — Series A and its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. The address and principle office of Blackwell Partners LLC — Series A is 130 Main St. 2nd Floor New Canaan, CT 06840.

(11)
Includes (i) 2,657,458 shares of Common Stock and 1,031,859 shares of Common Stock issuable upon the exercise of warrants held by OrbiMed Private Investments IX, LP (“OPI IX”) and (ii) 776,418 shares of Common Stock and 301,474 shares of Common Stock issuable upon the exercise of warrants held by

OrbiMed Genesis Master Fund, L.P. (“Genesis”). The warrants held by OPI IX and Genesis prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of OPI IX and Genesis, their affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. OrbiMed Capital GP IX LLC (“GP IX”) is the general partner of OPI IX. OrbiMed Genesis GP LLC (“Genesis GP”) is the general partner of Genesis. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of GP IX and Genesis GP. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI IX and Genesis, except to the extent of its or his pecuniary interest therein if any. The principal business address for each of the entities and individuals above is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(12)
Includes (a)(i) 208,116 shares of Common Stock, (ii) 53,500 shares of Common Stock potentially issuable upon the conversion of the Company’s Series A convertible preferred stock, par value $0.0001 per share (“Series A Convertible Preferred Stock”), (ii) 100,150 shares of Common Stock issuable upon the exercise of pre-funded warrants, and (iii) 100,150 shares of Common Stock issuable upon the exercise of the warrants currently beneficially held by Biotechnology Value Fund Trading Fund OS LP (“BVF OS LP”) and its related entities and (b)(i) 1,002,498 shares of Common Stock, (ii) 382,900 shares of Common Stock potentially issuable upon the conversion of Series A Convertible Preferred Stock, (iii) 933,240 shares of Common Stock issuable upon the exercise of pre-funded warrants, and (iv) 933,240 shares of Common Stock issuable upon the exercise of the warrants currently beneficially held by Biotechnology Value Fund II, L.P. (“BVF II LP”) and its related entities. Each of the Series A Convertible Preferred Stock, pre-funded warrants, and warrants are subject to terms that limit conversion, if, after such conversion, BVF OS and BVF II and their respective affiliates would beneficially own more than 9.99% of the number of shares of common stock then issued and outstanding. BVF GP Holdings LLC is the sole member of BVF II GP LLC and, accordingly, may be deemed to beneficially own the securities held by BVF II LP. BVF Partners L.P., as the investment manager of BVF II LP, may be deemed to beneficially own the securities held by BVF II LP. BVF Partners OS Ltd. is the general partner of BVF OS LP and, accordingly, may be deemed to beneficially own the securities beneficially owned by BVF OS LP. BVF Partners L.P., as the sole member of BVF Partners OS Ltd., may be deemed to beneficially own the securities held by BVF OS LP. BVF Inc., as the general partner of BVF Partners L.P., and Mark N. Lampert, as an officer and director of BVF Inc., may be deemed to beneficially own the securities beneficially owned by BVF II LP and BVF OS LP. BVF Partners OS Ltd. disclaims beneficial ownership of the shares beneficially owned by BVF OS LP. BVF II GP LLC disclaims beneficial ownership of the shares beneficially owned by BVF II LP. BVF GP Holdings LLC disclaims beneficial ownership of the shares beneficially owned by BVF II LP. Each of BVF Partners L.P., BVF Inc., and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF II LP and BVF OS LP. The address and principal office of BVF OS and BVF II is 44 Montgomery Street, 40th Floor San Francisco, CA 94104.

(13)
Includes 322,154 shares of Common Stock and 533,337 shares of Common Stock issuable upon the exercise of warrants held by CVI Investments, Inc. (“CVI”). The warrants held by CVI prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of CVI and its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(14)
Includes (i) 124,143 shares of Common Stock and 575,404 shares of Common Stock issuable upon the exercise of warrants held by Empery Asset Master, Ltd (“EAM”), (ii) 35,371 shares of Common Stock and 210,319 shares of Common Stock issuable upon the exercise of warrants held by Empery Tax Efficient, LP (“ETE”) and (iii) 126,200 of Common Stock and 214,277 shares of Common Stock issuable upon the exercise of warrants held by Empery Tax Efficient III, LP. (“ETE III”). The warrants held by EAM, ETE and ETE III (collectively, the “Empery”) prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Empery Funds and their affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. Empery Asset Management LP, the authorized agent of the Empry Funds, has discretionary authority to vote and dispose of the shares held by each of the Empery Funds and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by each of the Empery Funds. Each of the Empery Funds and each of Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares. The address of each of the Empery Funds is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
(15)
Includes 898,714 shares of Common Stock and 1,333,333 shares of Common Stock issuable upon the exercise of warrants held by Stonepine Capital, LP (“Stonepine LP”). The warrants held by Stonepine LP prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Stonepine LP and its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. Stonepine Capital Management, LLC (“Stonepine Management”) is the investment adviser of Stonepine LP and Stonepine GP, LLC (“Stonepine GP”) is the general partner of Stonepine LP. Jon M. Plexico is the control person of Stonepine GP. Each of Stonepine Management, Stonepine GP, Stonepine LP and Mr. Plexico disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. The address of each of Stonepine Management, Stonepine GP, Stonepine LP and Mr. Plexico is 2900 NW Clearwater Drive, Suite 100-11; Bend, OR 97703.

(16)
Includes 1,755,714 shares of common stock held by Octagon Investments Master Fund LP. Octagon Capital Advisors LP is the Investment Manager of Octagon Investments Master Fund LP. Ting Jia, Ph.D. is the founder, managing member and Chief Investment Officer of Octagon Capital Advisors LP. By virtue of such relationships, Dr. Jia and Octagon Capital Advisors LP may be deemed to have voting and investment power of the shares held by Octagon Investments Master Fund LP. Each of Dr. Jia and Octagon Capital Advisors LP disclaims beneficial ownership of the shares held by Octagon Investments Master Fund LP, except to the extent of his or its pecuniary interest therein, if any. The address for each of Dr. Jia, Octagon Capital Advisors LP and Octagon Investments Master Fund LP is 654 Madison Avenue, 21st Floor, New York, NY 10065.

PLAN OF DISTRIBUTION
The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of shares of Common Stock or interests therein:
•
distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the 2025 Pre-Funded warrants by payment of cash, however, we will receive the exercise price of the 2025 Pre-Funded Warrants.
The selling stockholders also may resell all or a portion of the shares of Common Stock owned by them in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares covered by this prospectus may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to sales of shares covered by this prospectus in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares covered by this prospectus.
We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute Registrable Securities, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS
The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.
EXPERTS
The consolidated financial statements of Verastem, Inc. appearing in Verastem, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of Common Stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Stock offered by this prospectus.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.
We maintain a website at www.verastem.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:
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our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 20, 2025;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the SEC on May 13, 2025;

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our Current Reports on Form 8-K filed with the SEC on January 13, 2025, January 21, 2025, January 23, 2025, April 25, 2025 and May 8, 2025; and

•
the description of our Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on January 23, 2012, as supplemented by the description of our Common Stock and preferred stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 20, 2025.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Investor Relations
117 Kendrick Street, Suite 500
Needham, Massachusetts 02494
(781) 292-4279
email address: investors@verastem.com
Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.verastem.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.